Exhibit 99.1

StanCorp Financial Group, Inc. Announces Completion of Acquisition by Meiji Yasuda

PORTLAND, Ore. — March 7, 2016 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) today announced the completion of the acquisition of StanCorp by Meiji Yasuda Life Insurance Company, (“Meiji Yasuda”) in accordance with the terms of the previously announced Agreement and Plan of Merger dated July 23, 2015, among StanCorp, Meiji Yasuda and MYL Investments (Delaware) Inc., a wholly-owned subsidiary of Meiji Yasuda. As a result of the merger, each outstanding share of common stock of StanCorp was converted into the right to receive $115.00 per share in cash, and StanCorp has become a wholly-owned subsidiary of Meiji Yasuda. StanCorp common stock has ceased trading and will be delisted from the New York Stock Exchange. For more information regarding payment of the merger consideration, visit StanCorp’s investor relations website at www.stancorpfinancial.com.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries offer group and individual disability insurance, group life and accidental death and dismemberment insurance, group dental and group vision insurance, absence management services, retirement plans products and services, individual annuities, and origination and servicing of fixed-rate commercial mortgage loans. For more information about StanCorp, visit its investor relations website at www.stancorpfinancial.com.

About Meiji Yasuda Life Insurance Company

Meiji Yasuda Life Insurance Company is headquartered in Tokyo, and is the oldest and third largest life insurance company in Japan. It provides a variety of group and individual life insurance products, bancassurance, and group annuity products in Japan. It also has insurance operations in the U.S., Poland, China, Indonesia, and Thailand. Additional information about Meiji Yasuda can be found at http://www.meijiyasuda.co.jp/english/.

Disclosure

Information in this news release includes certain statements related to future events. These statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements. See StanCorp’s 2015 Form10-K filed with the Securities and Exchange Commission for a description of the types of risks and uncertainties that may affect actual results.

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Contacts

Investor Relations and Financial Media

Vice President and Treasurer

Jeff Hallin, 971-321-6127

jeff.hallin@standard.com

General Media

Vice President, External Affairs & Associate Counsel

Justin Delaney, 971-321-8541

justin.delaney@standard.com